Exhibit 3.3.2

ARTICLES OF INCORPORATION

OF

S & J THEATRES INC.

FIRST: The name of the corporation is

S & J THEATRES INC.

SECOND: The existence of the corporation is perpetual.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

FOURTH: The name of the corporation’s initial agent for service of process within the State of California in accordance with the provisions of subdivision (b) of Section 1502 of the General Corporation Law of the State of California is Sony Pictures Entertainment Inc.

FIFTH: The total number of shares which the corporation is authorized to issue is one thousand, without par value, all of which are of one class and are common shares.

The board of directors of the corporation may issue any or all of the aforesaid authorized shares of the corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, to be credited to paid-in surplus.

SIXTH: In the interim between meetings of shareholders held for the election of directors or for the removal of one or more directors and the election of the replacement or replacements thereat, any vacancy which results by reason of the removal of a director or directors by the shareholders entitled to vote in an election of directors, and which has not been filled by said shareholders, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by the sole remaining director, as the case may be.

SEVENTH: The board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the corporation.

EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

NINTH: The personal liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law as the same exists and to such greater extent as California law may hereafter permit.

TENTH: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

Dated: January 12, 1994

/S/ NANCI K. CARR ,
Nanci K. Carr , Incorporator

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

AFTER SHARES HAVE BEEN ISSUED

The Undersigned certify that:

1.                       They are the Vice President and Senior Vice President of this corporation and have the power to act on behalf of this corporation pursuant to an order by the Hon. Judge Allen I Gropper of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of the Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40382. confirmed and approved on March 1, 2002.

2.                       The name of the corporation is S&J Theatres. Inc.

3.                       The Fifth Article of the Articles of Incorporation is amended by adding the following sentence at the end of the Fifth Article:

“In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

4.                       In accordance with Section 1400 of California Corporations Code, this Amendment to the Articles of Incorporation was made pursuant to a provision contained in an order by the Hon. Judge Allen I Gropper of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of the Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40382. confirmed and approved on March 1, 2002.

5.                       We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date.       , 2002

BY:	/s/ BRYAN BERNDT
Bryan Berndt Vice President

BY:	/s/ JOHN C. MCBRIDE. JR.
John C. McBride. Jr. Senior Vice President

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